Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO REPORTS FOURTH QUARTER FISCAL 2010 RESULTS
—Reiterates Fiscal 2011 Outlook—
NASHVILLE, Tenn., March 4, 2010 — Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations for the fourth quarter ended January 30, 2010, of $25.8 million, or $1.08 per diluted share, compared to earnings from continuing operations of $23.2 million, or $1.05 per diluted share, for the fourth quarter ended January 31, 2009. Fiscal 2010 fourth quarter earnings reflected charges of $0.08 per diluted share, including asset impairments, loss on early retirement of debt and tax rate adjustments, partially offset by a gain related to other legal matters. Fiscal 2009 fourth quarter earnings reflected charges of $0.01 per diluted share, including asset impairments, store closing costs and final expenses related to a terminated merger agreement, offset by a gain on a lease termination transaction and tax rate adjustments. In addition, Fiscal 2009 earnings also included a restatement of interest expense required by the adoption of APB 14-1, which required retroactive application resulting in additional interest costs.
     Adjusted for the listed items in both periods, earnings from continuing operations were $27.7 million, or $1.16 per diluted share, for the fourth quarter of Fiscal 2010, compared to earnings from continuing operations of $23.9 million, or $1.06 per diluted share, for the fourth quarter of Fiscal 2009. For consistency with Fiscal 2010’s previously announced earnings expectations, which did not reflect the listed items, the Company believes that disclosure of earnings from continuing operations adjusted for those items will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.
     Net sales for the fourth quarter of Fiscal 2010 increased 6% to $479 million from $452 million in the fourth quarter of Fiscal 2009. Comparable store sales in the fourth quarter of Fiscal

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2010 were flat with a year ago. Comparable store sales in the Hat World Group increased by 6%, the Journeys Group decreased by 3%, Underground Station decreased by 2%, and Johnston & Murphy Retail increased by 2%.
     Robert J. Dennis, president and chief executive officer of Genesco, said, “Our fourth quarter earnings exceeded expectations, driven by strong sales at Hat World and our direct-to-consumer catalog and e-commerce businesses combined with higher gross margins for the Company and well managed expenses across all our divisions. This performance caps a year in which, despite a challenging retail environment, we generated almost $100 million in cash flow from operations and paid down all $32 million of our outstanding bank debt, to end with $82 million in cash and no debt.
     “As we begin the new fiscal year, all of our businesses are performing above their fourth quarter comparable sales, with positive comparable store sales across the board. For February, comparable sales increased 10% for the Hat World Group, 4% for the Journeys Group, 13% for Underground Station, 4% for Johnston & Murphy Retail and 6% for the total Company. Including the 17% comparable sales increase for the direct businesses, the Company’s comparable sales for February increased 7%.
     “Especially given the strong start to the first quarter, we remain comfortable with our previously announced expectations for fiscal 2011 of earnings per share between $2.00 and $2.10. Consistent with previous years, this guidance does not include expected non-cash asset impairments which are projected to be approximately $9 million to $11 million, or $0.23 to $0.28 per share, in fiscal 2011. This guidance assumes full year comparable sales in the positive 2% to 3% range.
     “We move forward confident that we have the right strategies in place at each of our operating segments. With a much stronger balance sheet than a year ago, we are better positioned to pursue multiple near-term growth opportunities that we have identified.”
Fiscal Year 2010
     The Company also reported earnings from continuing operations for the fiscal year ended January 30, 2010, of $29.1 million, or $1.31 per diluted share, compared to earnings from

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continuing operations of $156.2 million, or $6.72 per diluted share, for the fiscal year ended January 31, 2009. Fiscal 2010 earnings reflected charges of $0.56 per diluted share, including asset impairments, loss on early retirement of debt and tax rate adjustments, partially offset by a gain related to other legal matters. In addition, Fiscal 2010 reflected additional interest expense due to the adoption in the first quarter of Fiscal 2010 of FSP APB 14-1, a new accounting standard applicable to the Company’s convertible debt. Fiscal 2009 earnings reflected a gain of $4.91 per diluted share from the settlement of merger-related litigation with The Finish Line offset by merger-related expenses, asset impairments, store closing costs and other items listed on Schedule B to this press release. Fiscal 2009 earnings also included a restatement of interest expense required by the adoption of APB 14-1, which required retroactive application resulting in additional interest costs.
     Adjusted for the listed items in both years, earnings from continuing operations were $43.1 million, or $1.87 per diluted share, for Fiscal 2010, compared to earnings from continuing operations of $40.8 million, or $1.81 per diluted share, for Fiscal 2009. For consistency with previously announced earnings expectations, which did not reflect the listed items, the Company believes that disclosure of earnings from continuing operations adjusted for those items will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release. Net sales for Fiscal 2010 increased 1% to $1.57 billion from $1.55 billion in Fiscal 2009.
Cautionary Note Concerning Forward-Looking Statements
     This release contains forward-looking statements, including those regarding the performance outlook for the Company for Fiscal 2011, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include continuing weakness in the consumer economy, inability of customers to obtain credit, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in buying patterns by significant wholesale customers, bankruptcies or deterioration in financial condition of significant

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wholesale customers, disruptions in product supply or distribution, unfavorable trends in fuel costs, foreign exchange rates, foreign labor and materials costs, and other factors affecting the cost of products, competition in the Company’s markets and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores, to renew leases in existing stores and to conduct required remodeling or refurbishment on schedule and at expected expense levels, deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences, unexpected changes to the market for our shares, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere, in our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
Conference Call
     The Company’s live conference call on March 4, 2010, at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

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About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,270 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com, and www.lids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

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GENESCO INC.
Consolidated Earnings Summary

	Fourth Quarter		Fiscal Year Ended
		Restated *		Restated *
	January 30,	January 31,	January 30,	January 31,
In Thousands	2010	2009	2010	2009

Net sales	$479,026	$451,722	$1,574,352	$1,551,562
Cost of sales	242,489	232,373	778,482	771,580
Selling and administrative expenses	189,960	180,534	718,269	713,365
Restructuring and other, net	2,497	(282)	13,361	(196,575)

Earnings from operations	44,080	39,097	64,240	263,192
Loss on early retirement of debt	399	—	5,518	—
Interest expense, net	1,439	3,405	8,234	12,478

Earnings before income taxes from continuing operations	42,242	35,692	50,488	250,714
Income tax expense	16,413	12,513	21,402	94,495

Earnings from continuing operations	25,829	23,179	29,086	156,219
Earnings from (provision for) discontinued operations, net	25	16	(273)	(5,463)

Net Earnings	$25,854	$23,195	$28,813	$150,756

*	Fiscal 2009 results restated as a result of retroactive application of FSP APB 14-1.
Earnings Per Share Information

	Fourth Quarter		Fiscal Year Ended
		Restated*		Restated*
	January 30,	January 31,	January 30,	January 31,
In Thousands (except per share amounts)	2010	2009	2010	2009

Preferred dividend requirements	$50	$50	$198	$198

Average common shares — Basic EPS	23,279	18,737	21,471	19,235

Basic earnings per share:
Before discontinued operations	$1.11	$1.23	$1.35	$8.11
Net earnings	$1.11	$1.23	$1.33	$7.83

Average common and common equivalent shares — Diluted EPS	23,981	23,223	23,500	23,911

Diluted earnings per share:
Before discontinued operations	$1.08	$1.05	$1.31	$6.72
Net earnings	$1.08	$1.05	$1.30	$6.49

GENESCO INC.
Consolidated Earnings Summary

	Fourth Quarter		Fiscal Year Ended
		Restated		Restated
	January 30,	January 31,	January 30,	January 31,
In Thousands	2010	2009	2010	2009

Sales:
Journeys Group	$225,356	$229,541	$749,202	$760,008
Underground Station Group	32,223	34,035	99,458	110,902
Hat World Group	152,403	122,409	465,776	405,446
Johnston & Murphy Group	47,334	45,593	166,079	177,963
Licensed Brands	21,540	20,019	93,194	96,561
Corporate and Other	170	125	643	682

Net Sales	$479,026	$451,722	$1,574,352	$1,551,562

Operating Income (Loss):
Journeys Group	$24,029	$24,463	$44,285	$49,050
Underground Station Group	1,517	593	(4,584)	(5,660)
Hat World Group	19,979	14,770	44,039	36,670
Johnston & Murphy Group	4,126	1,867	5,484	10,069
Licensed Brands	2,847	2,387	12,372	11,925
Corporate and Other*	(8,418)	(4,983)	(37,356)	161,138

Earnings from operations	44,080	39,097	64,240	263,192
Loss on early retirement of debt	399	—	5,518	—
Interest, net	1,439	3,405	8,234	12,478

Earnings before income taxes from continuing operations	42,242	35,692	50,488	250,714

Income tax expense	16,413	12,513	21,402	94,495

Earnings from continuing operations	25,829	23,179	29,086	156,219

Earnings from (provision for) discontinued operations	25	16	(273)	(5,463)

Net Earnings	$25,854	$23,195	$28,813	$150,756

*	Includes $2.5 million of other charges in the fourth quarter of Fiscal 2010, which includes $2.9 million in asset impairments and $0.2 million in lease terminations offset by $0.6 million in other legal matters. Includes $13.4 million of other charges in Fiscal 2010 which includes $13.3 million in asset impairments and $0.4 million for lease terminations offset by $0.3 million in other legal matters. For Fiscal 2010, there is also an additonal $0.1 million of charges related to lease terminations that are included in cost of sales in the consolidated earnings summary.

Includes a $0.3 million credit in the fourth quarter of Fiscal 2009 which includes a $3.8 million gain on a lease termination offset by $3.1 million in asset impairments and $0.4 million for lease terminations. Includes a $196.6 million credit in Fiscal 2009 of which $204.1 million were proceeds as a result of the settlement of merger-related litigation with The Finish Line and its investment bankers and a $3.8 million gain from a lease termination offset by $8.6 million in asset impairments, $1.6 million in lease terminations and $1.1 million for other legal matters. In the fourth quarter and year of Fiscal 2009, there is also an additional $0.1 million and $0.2 million, respectively, of charges related to lease terminations that are included in cost of sales on the consolidated earnings summary. The fourth quarter and Fiscal 2009 also included $0.2 million and $8.0 million, respectively, of merger-related expenses.

GENESCO INC.
Consolidated Balance Sheet

		Restated
	January 30,	January 31,
In Thousands	2010	2009

Assets
Cash and cash equivalents	$82,148	$17,672
Accounts receivable	27,217	23,744
Inventories	290,974	306,078
Other current assets	49,733	50,625

Total current assets	450,072	398,119

Property and equipment	216,293	239,681
Other non-current assets	197,287	178,263

Total Assets	$863,652	$816,063

Liabilities and Shareholders’ Equity
Accounts payable	$92,699	$73,143
Current portion — long-term debt	—	—
Other current liabilities	76,958	65,839

Total current liabilities	169,657	138,982

Long-term debt	—	113,735
Other long-term liabilities	111,682	113,591
Shareholders’ equity	582,313	449,755

Total Liabilities and Shareholders’ Equity	$863,652	$816,063

GENESCO INC.
Retail Units Operated — Twelve Months Ended January 30, 2010

	Balance			Balance	Acquisi-			Balance
	02/02/08	Open	Close	01/31/09	tions	Open	Close	01/30/10

Journeys Group	967	50	5	1,012	0	19	6	1,025
Journeys	805	16	5	816	0	9	6	819
Journeys Kidz	115	26	0	141	0	9	0	150
Shi by Journeys	47	8	0	55	0	1	0	56
Underground Station Group	192	0	12	180	0	0	10	170
Hat World Group	862	43	20	885	38	35	37	921
Johnston & Murphy Group	154	9	6	157	0	7	4	160
Shops	113	6	5	114	0	5	3	116
Factory Outlets	41	3	1	43	0	2	1	44

Total Retail Units	2,175	102	43	2,234	38	61	57	2,276

Retail Units Operated — Three Months Ended January 30, 2010

	Balance	Acquisi-			Balance
	10/31/09	itions	Open	Close	01/30/10

Journeys Group	1,022	0	4	1	1,025
Journeys	819	0	1	1	819
Journeys Kidz	148	0	2	0	150
Shi by Journeys	55	0	1	0	56
Underground Station Group	174	0	0	4	170
Hat World Group	885	37	12	13	921
Johnston & Murphy Group	162	0	1	3	160
Shops	117	0	1	2	116
Factory Outlets	45	0	0	1	44

Total Retail Units	2,243	37	17	21	2,276

Constant Store Sales

	Three Months Ended		Twelve Months Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009

Journeys Group	-3%	-2%	-3%	1%
Underground Station Group	-2%	-12%	-7%	0%
Hat World Group	6%	-4%	3%	2%
Johnston & Murphy Group	2%	-17%	-8%	-10%

Total Constant Store Sales	0%	-5%	-2%	0%

Schedule B
Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Three Months Ended January 30, 2010 and January 31, 2009

	3 mos	Impact	3 mos	Impact
In Thousands (except per share amounts)	Jan 2010	on EPS	Jan 2009	on EPS

Earnings from continuing operations, as reported	$25,829	$1.08	$23,179	$1.05

Adjustments: (1)
Merger-related expenses	—	—	132	0.01
Impairment & lease termination charges	1,927	0.08	2,254	0.10
Gain on lease termination	—	—	(1,295)	(0.06)
Other legal matters	(382)	(0.01)	(13)	—
Loss on early retirement of debt	247	0.01	—	—
Convertible debt interest restatement (APB 14-1)	23	—	494	—
Lower (higher) effective tax rate (2)	74	—	(825)	(0.04)

Adjusted earnings from continuing operations (3)	$27,718	$1.16	$23,926	$1.06

(1)	All adjustments are net of tax. The tax rate for the fourth quarter of Fiscal 2010 is 38.2% excluding a FIN 48 discreet item of $0.2 million. The tax rate for the fourth quarter of Fiscal 2009 before the impact of the settlement of merger-related litigation and deductibilty of prior year merger-related expenses and other listed items above is 37.4%.

(2)	Includes added tax on Finish Line share appreciation and impact on EPS calculation from additional tax in Fiscal 2009.

(3)	Reflects 24.0 million share count for Fiscal 2010 and 23.2 million share count for Fiscal 2009 which includes convertible shares and common stock equivalents in both years.
The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, in light of the impact of changes in effective tax rates and other items not reflected in those expectations.

Schedule B
Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Twelve Months Ended January 30, 2010 and January 31, 2009

	12 mos	Impact	12 mos	Impact
In Thousands (except per share amounts)	Jan 2010	on EPS	Jan 2009	on EPS

Earnings from continuing operations, as reported	$29,086	$1.31	$156,219	$6.72

Adjustments: (1)
Settlement of merger-related litigation	—	—	(124,159)	(5.19)
Merger-related expenses	—	—	4,884	0.20
Impairment & lease termination charges	8,447	0.36	6,305	0.26
Gain on lease termination	—	—	(1,258)	(0.05)
Other legal matters	(167)	(0.01)	645	0.03
Loss on early retirement of debt	3,396	0.14	—	—
Convertible debt interest restatement (APB 14-1)	871	—	1,880	—
Interest on settlement income	—	—	(419)	(0.02)
Lower (higher) effective tax rate (2)	1,508	0.07	(3,279)	(0.14)

Adjusted earnings from continuing operations (3)	$43,141	$1.87	$40,818	$1.81

(1)	All adjustments are net of tax. The tax rate for Fiscal 2010 before a positive adjustment of $1.2 million for FIN 48 and other adjustments is 38.45% excluding a FIN 48 discreet item of $0.5 million. The tax rate for Fiscal 2010 excludes the non-deductibility of certain items incurred in connection with the inducement of the conversion of the 4 1/8% Debentures for common stock. The tax rate for Fiscal 2009 before the impact of the settlement of merger- related litigation and deductibility of prior year merger-related expenses and other listed items above is 39.2%.

(2)	Includes added tax on Finish Line share appreciation and impact on EPS calculation from additional tax in Fiscal 2009.

(3)	Reflects 23.5 million share count for Fiscal 2010 and 23.9 million share count for Fiscal 2009 which includes convertible shares and common stock equivalents in both years.
The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, in light of the impact of changes in effective tax rates and other items not reflected in those expectations.

Schedule B
Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 29, 2011

	High Guidance		Low Guidance
In Thousands (except per share amounts)	Fiscal 2011		Fiscal 2011

Forecasted earnings from continuing operations	$44,271	$1.84	$41,869	$1.74

Adjustments: (1)
Impairment and lease termination charges	6,108	0.26	6,108	0.26

Adjusted forecasted earnings from continuing operations (2)	$50,379	$2.10	$47,977	$2.00

(1)	All adjustments are net of tax. The forecasted tax rate for Fiscal 2011 is 40.0%.

(2)	Reflects 23.9 million share count for Fiscal 2011 which includes common stock equivalents.
This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.